Exhibit 99.1

SANTA FE ENERGY TRUST

THE BANK OF NEW YORK TRUST COMPANY, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS, JULY 6, 2007 - SANTA FE ENERGY TRUST (NYSE SYMBOL-SFF) ANNOUNCES RESULTS OF SPECIAL MEETING OF UNITHOLDERS

On July 5, 2007 unitholders of Santa Fe Energy Trust approved a proposal to extend the date by which the Trustee is required to use reasonable efforts to sell all of the net profits royalties held by the Trust from June 30, 2007 to November 30, 2007, and to extend certain related deadlines.

A total of 3,236,179 units or 51.37% of the total units outstanding voted for approval of the proposal.  Approximately 96.9% of the votes cast for or against the proposal, in person or by proxy, were cast for its approval.

THE TRUST WILL BE LIQUIDATED ON OR BEFORE FEBRUARY 15, 2008.

Contact:

SANTA FE ENERGY TRUST
THE BANK OF NEW YORK TRUST COMPANY, N.A., TRUSTEE
MIKE ULRICH
919 CONGRESS AVENUE
AUSTIN, TX 78701
(800) 852-1422